Exhibit 10.2

Execution Version

Asset Purchase Agreement

between

VALEANT PHARMACEUTICALS NORTH AMERICA LLC,

VALEANT PHARMACEUTICALS LUXEMBOURG SARL,

and

IGI LABORATORIES, INC.

dated as of September 30, 2014

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of September 30, 2014 by and between Valeant Pharmaceuticals North America, LLC, a Delaware limited liability company and Valeant Pharmaceuticals Luxembourg SARL, a Luxembourg limited liability company (together, “Seller”), and IGI Laboratories, Inc., a Delaware corporation (“Purchaser”).

WHEREAS, Seller holds certain rights relating to the Products in the Territory; and

WHEREAS, the Parties desire that Seller shall sell, or cause to be sold, to Purchaser, and Purchaser shall purchase from Seller, all of the Purchased Assets and assume all of the Assumed Liabilities upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

Article 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1          Definitions

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller or any of its Affiliates arising or held in connection with the sale of the Products on or prior to the Closing Date.

“Affiliate” of any Person means, at the time such determination is being made, any other Person Controlling, Controlled by or under common Control with such first Person, in each case, whether directly or indirectly. A Person will be deemed to “Control” another Person if such first Person has (a) direct or indirect ownership of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of such other Person, or (b) the power, directly or indirectly, to direct or cause the direction of the policies and management of the other Person, whether by the ownership of stock, by contract, or otherwise.

“Agreement” means this Asset Purchase Agreement, including all schedules, and all amendments or restatements, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement.

“Allocation” has the meaning set forth in Section 3.2(a).

“Applicable Laws” means applicable laws (including common law and civil law), statutes, by-laws, rules, regulations, Orders, ordinances, protocols, codes, treaties, notices, directions, decrees, judgments, awards or requirements, in each case of any Governmental Authority.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Bill of Sale and Assumption Agreement” means a bill of sale and assignment and assumption, in substantially the form attached hereto as Exhibit A, to be entered into by Purchaser and Seller as of the Closing Date.

“Business” means the research, development, commercialization, manufacture, packaging, distribution, marketing and sale of the Products in the Territory.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York are permitted or required to close by any Applicable Laws.

“Cash Equivalents” means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Code” has the meaning set forth in Section 3.2(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated May 16, 2014 between Purchaser and an Affiliate of Seller.

“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, assessments, hypothecations, development or similar agreements, easements, rights-of-way, title defects or adverse claims or encumbrances of any kind or character whatsoever.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Trademarks” means, whether registered or unregistered and whether related or unrelated to a Product, any and all trademarks, trade dress, service marks, service names, brand marks, trade names, domain names, logos, business symbols, slogans or other designations of origin, held or owned by Seller or its Affiliates or in which Seller or its Affiliate has rights, including all registrations, applications for registrations or renewals, and all goodwill associated with the foregoing.

“FDA” means the United States Food and Drug Administration.

“GAAP” means accounting principles generally accepted in the United States, as in effect as of the date hereof.

“Governmental Authorities” means governments, regulatory authorities, governmental departments, agencies, agents, commissions, bureaus, officials, courts, bodies, boards, tribunals or dispute settlement panels or other law, rule or regulation-making organizations or entities (a) having or purporting to have jurisdiction on behalf of any nation, territory or state or any other geographic or political subdivision of any of them, or (b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power including the FDA and any corresponding foreign entity.

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnifying Party” has the meaning set forth in Section 9.4.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of the individuals listed on Schedule 1.1(a), together with such knowledge that such individuals could reasonably be expected to discover after reasonable investigation or inquiry, including in connection with this Agreement.

“Legal Proceeding” means any claim, action, suit, case, litigation, proceeding, charge, criminal prosecution, judicial, governmental or regulatory investigation, arbitration, mediation, hearing, alternative dispute resolution proceeding, opposition, cancellation, warning letter, or notice of violation.

“Liabilities” means any and all debts, liabilities obligations, commitments, claims, judgments and complaints, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, due or become due, or determined or determinable, including any liability for Taxes and those arising under any Applicable Laws, contracts, leases, indentures, agreements, purchase orders and all other legally binding arrangements, including all amendments thereto, in effect.

“Losses” means any and all penalties, assessments, fines, fees, suits, actions, causes of action, judgments, Taxes, awards, amounts paid in settlement and Liabilities, including reasonable attorneys’ fees and disbursements.

“Material Adverse Effect” means, with respect to Seller, any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (a) the business, results of operations or condition (financial or otherwise) of the Business, the Product, the Purchased Assets and the Assumed Liabilities, taken as a whole, or (b) the ability of Seller or its Affiliates to consummate the transactions contemplated by this Agreement; provided that none of the following changes, effects, events, circumstances, occurrences or states of facts shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (i) changes or effects in the general economic conditions or the securities, syndicated loan, credit or financial markets in the Territory, (ii) changes in GAAP, (iii) changes or effects, including legal, tax or regulatory changes, that generally affect the industry in which the Business operates in the Territory, or (iv) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism in the Territory.

“NDA” and “ANDA” mean a New Drug Application and Abbreviated New Drug Application, respectively, and all amendments and supplements thereto filed with the FDA, including all documents, data and other information concerning a Product, which are necessary for or included in an application for regulatory approval by the FDA to manufacture, package, ship, market and sell such Product, as more fully defined in 21 C.F.R. Part 314.

“Notice” has the meaning set forth in Section 10.2.

“Order” means any order, injunction, writ, decision, judgment, administrative complaint, decree, ruling, subpoena, verdict, stipulation, determination, award, assessment, direction, instruction, penalty or sanction issued, filed, entered, made, rendered or imposed by any Governmental Authority or arbitrator.

“Parties” means Seller and Purchaser collectively, and “Party” means either one of them.

“Permitted Encumbrance” means (a) all Encumbrances approved in writing by Purchaser as Permitted Encumbrances, (b) Encumbrances, including minor title defects or irregularities affecting the Purchased Assets, that, individually or in the aggregate, do not and would not reasonably be expected to materially detract from the value or impair the use of the property subject thereto or make such property unmarketable, (c) Encumbrances for Taxes not yet due, payable, delinquent or subject to penalties for non-payment, or which are being contested in good faith by appropriate proceedings, and (d) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Encumbrances and security obligations that are incurred in the ordinary course of business, are not delinquent, and do not and would not reasonably be expected to materially detract from the value or impair the use of the property subject thereto or make such property unmarketable.

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, or Governmental Authority.

“Post-Closing Period” has the meaning set forth in Section 3.3(c).

“Pre-Closing Period” has the meaning set forth in Section 3.3(c).

“Products” means the products identified in Schedule 2.1(a), in each case as further described under the Product NDA or Product ANDA.

“Product Approvals” means the Product approval letters received from the FDA and all correspondence and records of related communications including Product NDAs and Product ANDAs, together with all supporting documents, submissions, correspondence, reports and clinical trials in the possession of Seller or its Affiliates relating thereto (including, without limitation, documentation of pharmacovigilance, results of clinical trials and non-clinical studies, adverse events, good clinical practice, good laboratory practice and good manufacturing practice).

“Product NDAs” and “Product ANDAs” mean the NDAs and ANDAs identified in Schedule 1.1(b).

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchaser FDA Transfer Letters” means the letters to the FDA indicating Purchaser’s acceptance of the rights to the Product Approvals from Seller (or its Affiliate).

“Purchaser Indemnified Parties” has the meaning set forth in Section 9.2.

“Purchaser Material Adverse Effect” has the meaning set forth in Section 6.1.

“Retained Liabilities” has the meaning set forth in Section 2.4(a).

“Seller” has the meaning set forth in the introductory paragraph.

“Seller FDA Transfer Letters” means the letters to the FDA in the form of Exhibit B, transferring the rights to the Product Approvals to Purchaser.

“Seller Indemnified Parties” has the meaning set forth in Section 9.3.

“Seller Names” means the trademarks, names and logos of or owned by Seller and any and all of its Affiliates.

“Tax Returns” includes returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Applicable Laws relating to Taxes.

“Taxes” includes taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions.

“Territory” means the United States of America, including all of its territories and possessions.

“Third Party” means any Person other than Purchaser, Seller or their Affiliates and their respective permitted successors and assigns.

“Third Party Claim” has the meaning set forth in Section 9.4.

“Third Party Claim Notice” has the meaning set forth in Section 9.4.

“Transaction Documents” means (a) Bill of Sale and Assumption Agreement, and (b) any other documents contemplated hereby and thereby.

“Transfer Taxes” has the meaning set forth in Section 3.3(a).

1.2          Certain Rules of Interpretation

(a)          Currency.   Unless otherwise specified, all references to money amounts are to lawful currency of United States.

(b)          Headings.   Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(c)          Inclusion.   Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(d)          Number and Gender.   Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(e)          Statutory References.   A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

(f)          Time Periods.   Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3          Entire Agreement

This Agreement, together with the Schedules and Exhibits, the Confidentiality Agreement and the Transaction Documents constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the acquisition of the Purchased Assets and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise relating thereto.

Article 2
PURCHASE AND SALE

2.1          Sale of Purchased Assets

Upon the terms and subject to the conditions set forth herein and in the Bill of Sale, at and effective as of the Closing Date, Seller shall sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s rights, titles and interests in the Territory in, to or under the assets set forth below (collectively, “Purchased Assets”):

(a)          the Product Approvals;

(b)          all tangible embodiments of the Product Approvals, original applications and all supplements, batch records, laboratory notebooks, chemistry information, periodic safety update reports, and adverse event reports, in each case exclusively related to the Product and in Seller’s possession as of the Closing Date; and

(c)          claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any third party, held by Seller and solely related to the Purchased Assets other than those (i) arising under Seller’s or its Affiliates’ insurance policies, (ii) relating to any Retained Liabilities or Excluded Assets, or (iii) relating the purchase or procurement of any goods, service or product for, or on behalf of, the Business or Purchased Assets at any time on or prior to the Closing Date, along with any and all recoveries in connection thereto; provided, however, that the foregoing shall not be deemed to impose any duty to prosecute or defend any claim or to indemnify Seller for any claim unless Purchaser would be otherwise be obligated to do so by the express terms and provisions contained elsewhere in this Agreement.

2.2          Excluded Assets

Purchaser and Seller expressly agree and acknowledge that the Purchased Assets shall not include any other asset, property or right of Seller not referenced in the definition of Purchased Assets set forth in Section 2.1, and without limiting the generality of the foregoing, expressly excludes the following (collectively, “Excluded Assets”):

(a)          any Cash Equivalents;

(b)          any Accounts Receivable;

(c)          any losses, loss carryforwards and rights to receive refunds, credits and loss carryforwards relating directly to any and all Taxes of Seller or any of its Affiliates that constitute Retained Liabilities;

(d)          (i) the corporate books and records of Seller and its Affiliates to the extent not included in the Purchased Assets or not related exclusively to the Purchased Assets, including those portions of the Tax Returns that do not relate exclusively to the Purchased Assets, (ii) all personnel records, and (iii) any attorney work product, attorney-client communications and other items protected by attorney-client privilege;

(e)          any current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(f)          the Seller Names;

(g)          the Excluded Trademarks;

(h)          any real estate owned or leased by Seller or any of its Affiliates;

(i)           any equipment whatsoever;

(j)           any rights, claims and credits of Seller or any of its Affiliates relating to any Excluded Asset or any Retained Liability, including any guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates relating to any Excluded Asset or any Retained Liability;

(k)          the equity interests of any Person;

(l)           all employees of Seller or any of its Affiliates; and

(m)         any rights or assets relating to products of Seller (and the rights thereto) not included in the definition of Product set forth in Section 1.1.

2.3           Assumption of Certain Liabilities and Obligations

(a)          Upon the terms and subject to the conditions set forth herein, Purchaser agrees, effective at the Closing Date, to assume the following Liabilities of Seller and its Affiliates relating to the Business, in each case other than the Retained Liabilities (all of the foregoing Liabilities being collectively referred to hereinafter as “Assumed Liabilities”):

(i)	except as otherwise set out herein, any commitments or obligations to any Governmental Authorities first arising on or after the Closing Date solely in connection with the Purchased Assets or the Product within the Territory;

(ii)	all Liabilities for Taxes arising out of or relating to the ownership of the Business or the Purchased Assets in any taxable period, or a portion thereof, beginning on or after the Closing Date;

(iii)	all Liabilities arising out of or relating to Legal Proceedings commenced on or after the Closing Date, irrespective of the legal theory asserted, arising from the Purchased Assets or the manufacture, advertising, marketing, distribution, sale or use of the Product in the Territory, solely to the extent relating to the period of time commencing on or after the Closing Date;

(iv)	all Liabilities arising out of or relating to any return of the Products initiated by a Third Party on or after the Closing Date, including all Liabilities for any credits or rebates with respect to such Products, provided such Liabilities, including in relation to any credits or rebates, arise with respect to Products sold by IGI;

(v)	all Liabilities for any recall or post-sale warning with respect to the Products initiated on or after the Closing Date in the Territory; and

(vi)	except as expressly set out in Section 2.4(a)(i) to 2.4(a)(iv), all other Liabilities arising out of or relating to the Products, the Business or the Purchased Assets.

2.4          Retained Liabilities

(a)          Seller and its Affiliates shall retain and be responsible for the following (collectively, “Retained Liabilities”):

(i)	any Liabilities for Taxes arising out of or relating to the ownership of the Business or the Purchased Assets in any taxable period, or a portion thereof, ending prior to the Closing Date;

(ii)	any Liabilities to the extent arising from the Excluded Assets;

(iii)	all other Liabilities arising out of or relating to the Product, Business or the Purchased Assets, including the use, ownership, possession, operation, sale or lease of the Purchased Assets, to the extent such Liabilities relate to the period prior to the Closing Date, except for the Assumed Liabilities; and

(iv)	all Liabilities not related to the Business, the Purchased Assets or the Products.

(b)          The Parties agree that neither Purchaser nor any of its Affiliates shall assume or be deemed to have assumed any Retained Liabilities.

Article 3
PURCHASE PRICE

3.1          Payment of Purchase Price

The purchase price shall be one hundred thousand United States dollars (USD $100,000) (“Purchase Price”). In consideration of the sale and transfer of the Purchased Assets, Purchaser agrees to pay to Seller an amount in cash equal to the Purchase Price upon the Closing Date, exclusive of all applicable sales and transfer taxes, and to assume all Assumed Liabilities. The Purchase Price shall be paid in immediately available funds by wire transfer, in accordance with written instructions given by Seller to Purchaser prior to the date hereof.

3.2          Allocation of Purchase Price

(a)          The Purchase Price represents the amount agreed upon by the Parties to be the value of the Purchased Assets and the Purchase Price will be allocated for Tax purposes among such rights and assets in a manner to be agreed to by the Parties, consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (“Code”) (and any similar provisions of state, local or foreign law, as appropriate) (“Allocation”). For these purposes, the Purchase Price shall include the Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code. Within sixty (60) days of the date hereof, Seller shall provide to Purchaser a proposed Allocation (including IRS Form 8594) and the Parties shall meet to agree upon, acting reasonably, the final Allocation.

(b)          The Parties each agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the filing of all Tax Returns, and (iii) take no position inconsistent with the Allocation for all Tax purposes.

(c)          In the event that any taxing authority disputes the Allocation, Seller or Purchaser, as the case may be, shall promptly notify the other Party in writing of the nature of such dispute.

3.3          Taxes

The following provisions shall govern the allocation of responsibility as between Purchaser and Seller for certain tax matters following the Closing Date:

(a)          Transfer Taxes and Costs.   All transfer, sales, use, value added, stamp, recording, registration, excise, or other similar Taxes and any notarial fees (other than Taxes measured by, or with respect to, income imposed on Purchaser) incurred in connection with (i) the transfer of any of the Purchased Assets pursuant to this Agreement or the Transaction Documents, (ii) the delivery of this Agreement or any of the Transaction Documents, and (iii) the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents (collectively, “Transfer Taxes”), including penalties and interest, will be borne one-half by Purchaser and one-half by Seller. Except as required by Applicable Law, Seller and Purchaser shall cooperate in timely making all filings, Tax Returns, reports and forms as may be required in connection with such Transfer Taxes.

(b)          Pre-Closing Taxes.   Seller shall be liable for all Taxes of the Seller, including Liabilities for Taxes relating to or arising out of the use or ownership by it of the Purchased Assets or the Business imposed with respect to any taxable period ending on or before the Closing Date.

(c)          Prorations.   All Taxes other than Transfer Taxes or Taxes based upon or related to income or receipts, including but not limited to, all personal property taxes, ad valorem obligations and similar taxes imposed on a periodic basis, in each case levied with respect to the Purchased Assets, the Products or the Business for a taxable period which includes (but does not end on) the Closing Date, shall be apportioned between Seller and Purchaser as of the Closing Date, based on the number of days in such taxable period prior to the Closing Date, (“Pre-Closing Period”) and the number of days in such taxable period including and following the Closing Date (“Post-Closing Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Period. Within ninety (90) days after the Closing Date, Seller and Purchaser shall present a reimbursement to which each is entitled under this Section 3.3(c) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement. Thereafter, Seller shall notify Purchaser upon receipt of any bill for personal property Taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Period, and shall promptly deliver such bill to Purchaser who shall pay the same to the appropriate taxing authority; provided that if such bill covers the Pre-Closing Period, Seller shall also remit prior to the due date of assessment to Purchaser payment for the proportionate amount of such bill that is attributable to the Pre-Closing Period. In the event that either Seller or Purchaser shall thereafter make a payment for which it is entitled to reimbursement under this Section 3.3(c), the other Party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 3.3(c) and not made within thirty (30) days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

(d)          Cooperation on Tax Matters.   Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, and shall retain and (upon the other Party’s request) furnish or cause to be furnished to the other Party, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, or for the prosecution or defense of any suit or other proceeding relating to Tax matters. Such cooperation shall also include making employees available on a reasonable and mutually convenient basis to provide additional information and explanation of any material provided hereunder.

3.4          Withholding

Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to Seller such amounts as Purchaser is required to deduct and withhold under Tax Applicable Law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

3.5          Risk of Loss

As of the Closing Date, title to the Purchased Assets shall be transferred to Purchaser. After the Closing Date, Purchaser shall bear all risk of loss associated with the Purchased Assets and shall be solely responsible for procuring adequate insurance to protect the Purchased Assets against any loss.

Article 4
closing

4.1          Closing

Upon the terms and subject to the conditions of this Agreement, the closing of the sale and transfer of the Purchased Assets is hereby deemed effective 12:01 a.m. ET on the date of this Agreement (“Closing Date”).

4.2          Transaction Documents and other Closing Deliveries

As of the Closing Date and in connection with the Closing Date, the Parties agree, as follows: (a) Purchaser shall deliver to Seller (i) duly executed copies of the Transaction Documents to which Purchaser or an Affiliate of Purchaser is a party, (ii) the Purchase Price in accordance with Section 3.1, (iii) the Purchaser FDA Transfer Letters, and (b) Seller shall deliver to Purchaser (i) duly executed copies of the Transaction Documents to which Seller or an Affiliate of Seller is a party, (ii) the Seller FDA Transfer Letters and (iii) physical possession of the Purchased Assets.

4.3          Physical Possession of Purchased Assets

Seller shall deliver, or cause to be delivered, to Purchaser physical possession of the Purchased Assets. With respect to tangible Purchased Assets, delivery shall, unless the Parties otherwise mutually agree, be in accordance with Schedule 4.3.

Article 5
REPRESENTATIONS AND WARRANTIES OF Seller

Seller hereby represents and warrants to Purchaser as of the Closing Date (except to the extent a certain date is specified within the representation and warranty, in which case, the date set forth therein shall apply) as follows:

5.1          Organization

Valeant Pharmaceuticals North America LLC and Valeant Pharmaceuticals Luxembourg SARL are limited liability companies duly organized and subsisting under the laws of the State of Delaware and Luxembourg, respectively. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary under Applicable Law, except where the failure to be so qualified or licensed and to be in good standing would not have a Material Adverse Effect.

5.2          Authority; Execution and Delivery

(a)          Seller has all requisite power and authority to own and operate its properties and assets, to carry on its business as it is now being conducted (including the Business) and to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all requisite corporate or limited liability company action, as applicable, on the part of Seller, including any requisite resolution duly adopted and not subsequently rescinded or modified in any way by the boards of directors/managers of Seller approving the execution, delivery and performance of this Agreement by Seller. No approval of Seller’s shareholders is necessary for Seller to execute and deliver this Agreement or perform the transactions contemplated hereby.

(b)          This Agreement has been duly executed and delivered by Seller and, assuming the valid execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Applicable Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

5.3          No Violation

The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of the organizational documents of Seller, (b) subject to obtaining the consents referred to in Schedule

5.4, conflict with, violate or result in the breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller under, or to a loss of any benefit of the Business to which Seller is entitled under, any agreement, lease of real estate or license of intellectual property to which Seller is a party or to which its properties or assets are subject and which, in each case, relates solely to, or is necessary for the conduct of, the Business, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets, or (c) to the Knowledge of Seller, assuming compliance with the matters set forth in Sections 5.4 and 6.4, materially violate or result in a material breach of, or constitute a material default under any Applicable Law or other restriction of any Governmental Authority in the Territory to which Seller is subject.

5.4          Consents

Except as set forth under Schedule 5.4, there are no consents, approvals, waivers or authorizations of, or exemption by, any Person, including any Governmental Authority, required to be obtained by Seller or on its behalf, or filings or notices required to be made to any Governmental Authority in connection with the execution, delivery, or performance of its obligations under this Agreement or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby, including the transfer of the Purchased Assets to Purchaser.

5.5          Title to Assets

Seller has good title to each of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances and is exclusively entitled to possess and dispose of same.

5.6          Litigation

(a)          There are no Legal Proceedings in progress or pending or, to the Knowledge of Seller, threatened against or relating to Seller or any of its Affiliates which would have a Material Adverse Effect on the Purchased Assets or the transfer thereof.

(b)          There is no Order outstanding against the Seller or any of its Affiliates relating primarily to the Purchased Assets.

5.7          Compliance with Laws

Seller is materially in compliance with all Applicable Laws, including without limitations laws, rules and regulations relating to the manufacture, possession or sale of the Products or ownership of the Purchased Assets.

5.8          No Brokers

Seller has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation of Purchaser to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

5.9          FDA Matters

The approval date for the Product’s NDA or ANDA, as applicable, is as set forth in Schedule 2.1(a).  To the Knowledge of Seller, in the five (5) years preceding the Closing Date, there has been (a) no action or proceeding by the FDA or any other Governmental Authority, brought, pending or threatened against Seller relating to the safety or efficacy or marketing of such Purchased Assets, and (b) no recall or market withdrawal or warning letter or any so-called untitled letter from the FDA relating to such Products.

5.10        Taxes

(A) all material Tax Returns required to be filed by the Seller with respect to the Purchased Assets have been or will be filed when due in accordance with all Applicable Laws; (B) all Taxes shown on such Tax Returns have been or will be paid in timely fashion or have been accrued for on Seller’s financial statements; (C) there is no action, suit, proceeding, investigation, audit or claim now pending with respect to any Tax with respect to the Purchased Assets; (D) there are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to the Purchased Assets; (E) there are no liens for any Tax on the Purchased Assets, except for Taxes not yet due and payable; (F) Seller has collected all material sales and use Taxes required to be collected with respect to the Purchased Assets, and have remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

5.11        Disclosure

No representation or warranty under this Article 5 contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

Article 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the Closing Date (except to the extent a certain date is specified within the representation and warranty, in which case, the date set forth therein shall apply) as follows:

6.1          Organization

Purchaser is a corporation duly organized and subsisting under the laws of the State of Delaware. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary under Applicable Law, except where the failure to be so qualified or licensed and to be in good standing would not have a material and adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby (“Purchaser Material Adverse Effect”).

6.2          Authority; Execution and Delivery

(a)          Purchaser has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as it is now being conducted and to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all requisite corporate action on the part of Purchaser, including any requisite resolution duly adopted and not subsequently rescinded or modified in any way by the board of directors of Purchaser approving the execution, delivery and performance of this Agreement by Purchaser. No approval of Purchaser’s shareholders is necessary for Purchaser to execute and deliver this Agreement or perform the transactions contemplated hereby.

(b)          This Agreement has been duly executed and delivered by Purchaser and, assuming the valid execution and delivery by Seller, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

6.3          No Violation

The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby, do not and will not (a) violate any provision of the certificate of incorporation or bylaws of Purchaser, or (b) conflict with, or result in a breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser or any of its Affiliates under, or to a loss of any benefit to which Purchaser or any of its Affiliates is entitled under, any agreement, lease of real estate or license of intellectual property to which Purchaser or any of its Affiliates are a party or to which its properties or assets are subject, except for any conflicts, violations, breaches, defaults, terminations, cancellations or accelerations that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect, or (c) assuming compliance with the matters set forth in Sections 5.4 and 6.4, violate or result in a breach of or constitute a default under any Applicable Law or other restriction of any Governmental Authority to which Purchaser is subject, except for any violations, breaches, defaults, conflicts, losses, liens, terminations, cancellations or accelerations that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

6.4          Consents

There are no consents, approvals, waivers or authorizations of, filing with, notices to, or exemption by, any Person, including any Governmental Authority, required to be obtained by Purchaser or on its behalf in connection with the execution, delivery, or performance of its obligations under this Agreement or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby, including the transfer of the Purchased Assets to Purchaser, except (a) in connection with the transfer of the Product Approvals (i) an application form signed by Purchaser reflecting Purchaser’s acquisition of the rights to the Product Approvals and (ii) a letter from Purchaser to FDA containing the information set forth in 21 C.F.R. Section 314.72(a)(2), or (b) where the failure to make such filings or notifications, or obtain such consents, approvals, authorizations or waivers, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect or which would not materially delay or impair the ability of Purchaser to consummate the transactions contemplated by this Agreement or the other Transaction Documents or to perform its obligations hereunder or thereunder.

6.5           Litigation

There is no Legal Proceeding in progress or, to the knowledge of Purchaser, pending or threatened against Purchaser that would reasonably be expected to have a Purchaser Material Adverse Effect.

6.6           Financial Capability

Purchaser has sufficient cash to pay the Purchase Price on the terms and conditions contemplated by this Agreement.

6.7           No Brokers

Purchaser has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

6.8           Condition of the Business

Purchaser acknowledges and agrees that (a) it is purchasing the Purchased Assets based on the results of its own independent investigation and the representations and warranties of Seller expressly set forth in this Agreement, and not on any representation or warranty of Seller or any of its Affiliates not expressly set forth in this Agreement, and (b) except as otherwise set forth in this Agreement, the Purchased Assets are sold “as is, where is” and it accepts the Purchased Assets in the condition they are in and at the place where they are located on the Closing Date, subject to the terms and conditions hereof. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller expressly set forth in this Agreement, and the certificates delivered pursuant hereto. EXCEPT AS EXPRESSLY STATED HEREIN, ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNITED STATES UNIFORM COMMERCIAL CODE (OR SIMILAR APPLICABLE LAWS IN ANY JURISDICTION WITH COMPETENT AUTHORITY), ARE HEREBY DISCLAIMED BY SELLER AND WAIVED BY PURCHASER.

Article 7
certain covenants

7.1          Cooperation in Litigation and Investigations; Records

Subject to Section 8.1, each Party agrees to cooperate with and to grant to each other Party and their respective officers, employees, attorneys, accountants, representatives and agents, during normal business hours and upon reasonable request and upon reasonable notice, reasonable access to the other Party’s management personnel and such other information and records relating to a Product, Purchased Assets, Assumed Liabilities and the Retained Liabilities in their possession or control after the Closing Date and to permit copying or, where reasonably necessary, to furnish original documents relating to the Product, the Purchased Assets, the Assumed Liabilities and the

Retained Liabilities for the purposes of (a) any financial reporting or Tax matters (including without limitation any financial and Tax audits, Tax contests, Tax examination, preparation for any Tax Returns or financial records), (b) any investigation, inspection or audit being conducted by any Governmental Authority involving the Product or the Purchased Assets, (c) to comply with any Applicable Law, or (d) defending or bringing any Legal Proceeding relating to any Product. From and after the date hereof, each Party shall fully cooperate with each other in the defense or prosecution of any Legal Proceeding, investigation, inspection, or audit instituted, as referenced in clauses (a) through (d) above, prior to the date hereof. The Party requesting such cooperation shall pay the reasonable out-of-pocket costs and expenses of providing such cooperation (including reasonable legal fees and disbursements) incurred by the Party providing such cooperation. Each Party shall use commercially reasonable efforts to ensure that its access to and requests for records and documents pursuant to this Section 7.1 are conducted so as not to interfere with the normal and ordinary operation of the other Party’s business. Each Party acknowledges that the records and documents made available to such Party pursuant to this Section 7.1 constitute confidential information of the releasing Party and shall not be disclosed or realized in any manner inconsistent with the foregoing or Article 8 hereof. Nor shall such confidential information be released pursuant to an Order or Applicable Law without first providing (to the extent legally permissible) reasonable advance notice to the owner of the confidential information so that such owner can take reasonable steps to protect its interests, provided that such advance notice is possible and reasonable under the circumstances.

7.2          Further Assurances

(a)          Seller shall, from time to time, at the request of Purchaser, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Purchaser may reasonably request in order to more effectively consummate the transactions contemplated hereby, including to vest in Purchaser good and marketable title to the Purchased Assets (including assistance in the collection or reduction to possession of any of the Purchased Assets).

(b)          Purchaser shall, from time to time, at the request of Seller, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Seller may reasonably request in order to more effectively consummate the transactions contemplated hereby.

(c)          To the extent that Seller’s rights under any Purchased Asset may not be assigned without the approval, consent or waiver of another Person and such approval, consent or waiver has not been obtained prior to the Closing Date, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such approval, consent or waiver shall not have been obtained prior to the Closing Date, Seller shall, after the Closing Date, use its commercially reasonable efforts to obtain all necessary approvals, consents and waivers to the assignment and transfer thereof, and Purchaser shall use its commercially reasonable efforts to assist and cooperate with Seller in connection therewith; provided, that neither Seller nor any of its Affiliates shall be required to pay money to any Third Party, commence any Legal Proceeding or offer or grant any accommodation (financial or otherwise) to any Third Party in connection with such efforts.

7.3          Seller’s NDC Numbers; Use of Seller Names

Following the Closing Date, Purchaser shall establish its own NDC numbers with respect to the Product. Purchaser shall not sell any Product under Seller Names (including Seller’s or its Affiliates’ predecessors’ names), Excluded Trademarks, or Seller’s or its Affiliates’ NDC numbers.

7.4          Insurance

Purchaser agrees to arrange, in its sole discretion, for its own insurance policies (which may include self-insurance) with respect to the Purchased Assets and the Business covering the period after the Closing Date and agrees not to seek, through any means, to benefit from any insurance policies of Seller or any of its Affiliates that may provide coverage for claims relating in any way to the Purchased Assets or the Business.

7.5          Transfer of Product Registrations, Related Applications and Dossiers

(a)          At the Closing Date, Seller (or its Affiliate) shall file with the FDA the applicable Seller FDA Transfer Letter. Promptly and as soon as practical after the Closing Date and in no event more than fifteen (15) days following the Closing Date, Seller shall deliver to Purchaser, or its Affiliate as directed by Purchaser, in physical and, if available, electronic form, the supporting documentation to the Product Approvals, provided, however, that the physical or electronic copy of the Product Approvals shall be delivered by Seller to Purchaser in accordance with Schedule 4.3. Promptly following receipt of the supporting documentation to the Product Approvals, Purchaser shall file with the FDA the applicable Purchaser FDA Transfer Letter.

(b)          Seller shall complete the transfer of the corresponding Product Approvals as promptly as practicable after the Closing Date, to the benefit of Purchaser or its Affiliates or relevant third party. Purchaser or its Affiliates shall use all commercially reasonable efforts to assist Seller in the transfer of such Product Approvals, accept the transfer of the corresponding Product Approvals and formalize with Seller and any applicable Governmental Authority, as promptly as practicable after the Closing Date, all necessary documents.

7.6          Correspondence

From and after the Closing Date, (a) Seller shall deliver or cause to be delivered to Purchaser any mail or other communications received by Seller or its Affiliates from any Person (including the FDA) intended for the Purchased Assets (including any mail or other communications with respect to the Products) within thirty (30) days of receipt, and (b) Purchaser shall deliver or cause to be delivered to Seller any mail or other communications received by Purchaser or its Affiliates intended for Seller or its Affiliates and not related to the Purchased Assets within thirty (30) days of receipt. The provisions of this Section 7.6 are not intended to, and shall not be deemed to, constitute an authorization by Seller or Purchaser to permit the other to accept service of process on its or their behalf and neither Seller nor Purchaser are or shall be deemed to be the agent of the other for service of process purposes.

7.7          Certain Governmental Matters

Following the Closing Date, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary for it to do under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including all actions and all things necessary for it to comply promptly with all Applicable Law and legal requirements that may be imposed on it by Governmental Authorities in connection therewith, which actions shall include making all required registrations and filings to, and seeking all required approvals of, Governmental Authorities and furnishing all information required by Applicable Law or requested by such Governmental Authorities, including such Governmental Authorities with jurisdiction over enforcement of any Applicable Laws in the Territory that are designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trades. The Parties shall cooperate with each other in the making of such registrations, filings and approvals.

Article 8
CONFIDENTIALITY

8.1         Confidentiality

(a)          Seller undertakes with Purchaser, and Purchaser undertakes with Seller, to keep confidential (except as expressly provided in this Agreement) at all times after the Closing Date, and not directly or indirectly reveal, disclose or use for its own or any other purposes unrelated to its performance or the enforcement of its rights hereunder, any confidential information received or obtained as a result of entering into or performing, or supplied by or on behalf of a Party in the negotiations leading to, this Agreement and which relates to (i) the negotiations relating to this Agreement, or (ii) the subject matter and/or provisions of this Agreement. The Parties acknowledge that, for purposes of this Agreement but subject to Section 8.1(b), the Purchased Assets, including related records, shall be deemed the confidential information of Purchaser from and after the Closing Date and Purchaser and its Affiliates shall be free to disclose and use such information for any and all purposes.

(b)          The prohibition in Section 8.1(a) does not apply if: (i) the information was in the public domain before it was furnished to the relevant Party or, after it was furnished to that Party, entered the public domain otherwise than as a result of (x) a breach by that Party of this Section 8.1 or any other confidentiality agreement to which that Party is bound or (y) a breach of a confidentiality obligation to a Party by a Third Party; or (ii) disclosure is necessary in order to comply with an Order or Applicable Law, provided that such disclosure will be only to the extent required by such Order or Applicable Law, and unless such consultation is prohibited by Order or Applicable Law or is not reasonably practicable, only after consultation with Purchaser or Seller (as the case may be).

(c)          This Section 8.1 shall supersede the Confidentiality Agreement in its entirety.

Article 9
INDEMNIFICATION

9.1          Survival

The representations and warranties of Purchaser and Seller contained herein or made pursuant hereto shall survive the Closing Date, for a period of eighteen (18) months; provided that, notwithstanding the foregoing, the representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Authority; Execution and Delivery), 5.5 (Title to Assets), 5.8 (No Brokers), 6.1 (Organization) and 6.2 (Authority; Execution and Delivery), 6.70 (No Brokers) shall survive indefinitely. The covenants and agreements of the Parties hereto contained in this Agreement shall survive and remain in full force for the applicable periods described therein or until fully performed. Any right of indemnification pursuant to this Article 9 with respect to a claimed breach of a representation, warranty or covenant shall expire at the date of termination of the representation, warranty or covenant claimed to be breached, unless on or prior to such expiration date, the Party from whom indemnification is sought has received notice of a good faith claim from the other Party, in which case the right of indemnification with respect to such claim shall be extended until such time as such claim has been finally resolved.

9.2          Indemnification by Seller

Seller shall indemnify and save harmless Purchaser and its Affiliates and, if applicable, their respective directors, officers, stockholders, agents, consultants, employees, successors and assigns (collectively referred to as “Purchaser Indemnified Parties”) from and against all Losses, whether or not arising due to Third Party Claims, which may be made or brought against Purchaser Indemnified Parties, to the extent arising from or relating to:

(a)	any breach of any covenant or agreement on the part of Seller contained in this Agreement or in any certificate or other document furnished by or on behalf of Seller pursuant to this Agreement;

(b)	subject to Section 9.1, any breach of any representation or warranty of Seller contained in this Agreement or in any certificate or other document furnished by or on behalf of Seller pursuant to this Agreement;

(c)	any Excluded Assets;

(d)	any Retained Liabilities;

(e)	any failure by Purchaser to pay its share of Transfer Taxes; or

(f)	the ownership or operation of the Purchased Assets or the sale or use of the Product before the Closing Date.

9.3          Indemnification by Purchaser

Purchaser shall indemnify and save harmless Seller and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns (collectively referred to as “Seller Indemnified Parties”) from and against all Losses, whether or not arising due to Third

Party Claims, which may be made or brought against Seller Indemnified Parties, to the extent arising from or relating to:

(a)	any breach of any covenant or agreement on the part of Purchaser contained in this Agreement or in any certificate or other document furnished by or on behalf of Purchaser pursuant to this Agreement;

(b)	subject to Section 9.1, any breach of any representation or warranty of Purchaser contained in this Agreement or in any certificate or other document furnished by or on behalf of Purchaser pursuant to this Agreement;

(c)	the Purchased Assets (other than the Retained Liabilities);

(d)	the Assumed Liabilities;

(e)	any failure by Seller to pay its share of Transfer Taxes; or

(f)	the ownership or operation of the Purchased Assets or the sale or use of the Product on or after the Closing Date.

9.4          Notice of Claims

If any of the Persons to be indemnified under this Article 9 (“Indemnified Party”) has suffered or incurred any Loss, the Indemnified Party shall so notify the Party from whom indemnification is sought (“Indemnifying Party”) promptly in writing, describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity. If any Legal Proceeding is instituted by a Third Party (“Third Party Claim”) with respect to which the Indemnified Party intends to claim any Losses under this Article 9, the Indemnified Party shall promptly notify the Indemnifying Party of such Legal Proceeding (“Third Party Claim Notice”). A failure by the Indemnified Party to give such Third Party Claim Notice in a timely manner pursuant to this Section 9.4 shall not limit the obligation of the Indemnifying Party under this Article 9, except (a) to the extent such Indemnifying Party is prejudiced thereby, or (b) as provided in Section 9.1.

9.5         Third Party Claims

(a)          The Indemnifying Party under this Article 9 shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of a Third Party Claim Notice from the Indemnified Party with respect thereto, to assume the conduct and control, at the expense of the Indemnifying Party and through counsel of its choosing that is reasonably acceptable to the Indemnified Party, any Third Party Claim, and the Indemnifying Party may compromise or settle the same; provided that the Indemnifying Party shall give the Indemnified Party advance written notice of any proposed compromise or settlement and shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to or enter into any compromise or settlement that commits the Indemnified Party, to take, or to forbear to take, any action or does not provide for a full and complete written release by the applicable Third Party of the Indemnified Party. No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld). No Indemnifying Party may consent to the entry of any judgment that does not relate solely to monetary damages arising from any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld). Should the Indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 9.5(b) below, the Indemnifying Party shall not be liable to any Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless any Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees) and any damages incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Indemnified Party.

(b)          Without limiting Section 9.5(a), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof and payment therefore has been specifically authorized in advance by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.5(a) (in which case the Indemnified Party shall control the defense).

(c)          Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours, with reasonable prior notice, afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnified Party controls the defense of the claim, the Indemnifying Party shall cooperate with the Indemnified Party on the terms described above.

9.6          Tax Status of Indemnification Payments

Unless otherwise required under Applicable Law, any payment made under this Article 9 shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes.

9.7          Limitations of Liability

(a)          EXCEPT IN CASE OF THE PARTIES’ INDEMNIFICATION OBLIGATIONS TO THIRD PARTIES HEREUNDER OR THE FRAUD OR WILFUL MISCONDUCT OF A PARTY, NEITHER PARTY WILL BE LIABLE OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR ANY LOST PROFITS, COST OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS OR ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR OTHER SPECIAL

DAMAGES SUFFERED BY THE OTHER PARTY OR ITS AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY, INDEMNITY AND BREACH OF WARRANTY) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)          Each Party hereto agrees that in no event shall either Party be liable under this Article 9 for any Losses to the extent such Losses arise from the gross negligence, intentional misconduct or fraud of the other Party or such other Party’s Affiliates or its and their respective officers, directors or employees.

(c)          Notwithstanding the other provisions of this Article 9:

(i)	Neither Party shall be entitled to recover any Losses under this Article 9 until the aggregate amount of the Losses with respect to a Product for which indemnification is sought shall exceed ten thousand United States dollars (USD $10,000) (the “Deductible”), at which time the indemnification provided under Article 9 shall apply to all such Losses with respect to such Product, including the first $10,000; and

(ii)	In no event shall Seller have any indemnification obligations for Losses under this Article 9 that exceed, in the aggregate, fifteen percent (15%) of the Purchase Price with respect to each Product (as to each such Product, the “Cap”).

(iii)	Notwithstanding anything herein to the contrary, the Deductible and Cap shall not apply to any breach attributable to fraud or intentional misrepresentation.

(iv)	For purposes of determining the amount of any Loss (but not for determining the existence of any breach, misrepresentation or inaccuracy with respect to any representation or warranty of Seller), any qualification as to materiality or Material Adverse Effect set forth in any such representation or warranty shall be disregarded.

9.8          Calculation of Losses; Mitigation

An Indemnified Party shall not be entitled to double recovery for any Losses. In calculating amounts payable to an Indemnified Party hereunder, the amount of any indemnified Loss shall not be duplicative of any other Loss for which an indemnification claim has been made. If an Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 9.2 or Section 9.3 and the Indemnified Party could have recovered all or a part of such Losses from a Third Party (excluding any insurance company of such Party) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against such Third Party as are necessary to permit the Indemnifying Party to recover from the Third Party the amount of such payment; provided that to the extent any insurance recovery is actually received by the Indemnified Party or its Affiliates from any Third Party with respect to such Losses, then a refund equal to the aggregate amount of recovery net of the Indemnified Party’s reasonable out-of-pocket expenses relating to such recovery shall be made promptly to the Indemnifying Party; provided that any increase in the Indemnified Party’s insurance premium resulting from the making of such claim shall also be taken into account in the calculation of such refund.

9.9          Exclusive Remedy

Each Party acknowledges and agrees that the remedies provided for in this Agreement shall be its sole and exclusive remedy with respect to the subject matter of this Agreement.

9.10        Indemnity Payments

In the event that either Party agrees to or is determined to have an obligation to reimburse the other Party for Losses as provided in this Article 9, the Indemnifying Party shall promptly pay such amount to the Indemnified Party in U.S. dollars via wire transfer of immediately available funds to the accounts specified in writing by the Indemnified Party.

Article 10
GENERAL

10.1        Expenses

Except as otherwise provided in this Agreement each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

10.2        Notices

Any notice, consent, approval or other communications hereunder required or permitted to be given in connection with this Agreement (“Notice”) shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, delivered by registered or certified mail, return receipt requested, or by a national overnight courier service, or sent by facsimile to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

(a)	in the case of a Notice to Seller at:

Valeant Pharmaceuticals North America, LLC

400 Somerset Corporate Boulevard

Bridgewater, NJ 08807

Fax: (908) 927-1495

Attention: President

with a copy to:

Valeant Pharmaceuticals North America, LLC

50 Technology Drive
Irvine, CA 92618

Fax: (585) 338-0015

Attention: Legal Department

(b)	in the case of a Notice to Purchaser at:

IGI Laboratories, Inc.

105 Lincoln Avenue

Buena, NJ 08310

Fax: (856) 697-2259

Attention: Jason Grenfell-Gardner

with a copy (which shall not constitute notice) to:

Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

Facsimile: (212) 983-3115

Attention: Joel Papernik, Esq.

Any Notices shall be deemed to have been received (i) when delivered by hand, if personally delivered, (ii) three (3) Business Days after being delivered by registered or certified mail, return receipt requested, (iii) one (1) Business Day after being delivered to a national overnight courier service, or (iv) on the date of receipt after being sent by facsimile. Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section.

10.3        Governing Law

(a)          This Agreement will be deemed to have been made in the State of New York and its form, execution, validity, construction and effect will be determined in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof, and the Parties agree to the personal jurisdiction of and venue in any federal court located in the Southern District of New York or state court located in New York County, New York.

(b)          Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT, THE DOCUMENTS AND TRANSACTIONS CONTEMPLATED HEREBY, AND FOR ANY COUNTERCLAIM THEREIN.

10.4        Assignment

(a)          Neither Party may assign any or all of its rights or obligations under this Agreement without the other Party’s prior written consent; provided, however, that (i) either Party may assign, sublicense, subcontract or delegate any or all of its rights or obligations under this Agreement to an Affiliate of such Party, and (ii) either Party may assign all of its rights or obligations under this

Agreement to a Third Party to which such Party has sold all or substantially all of its assets or more than 50% of its voting equity.

(b)          Any assignment to an Affiliate of a Party shall not release the assigning or transferring Party of its obligations hereunder. In the event that a Party assigns any of its rights and obligations hereunder to a Person that qualifies as an Affiliate and such Person ceases to qualify as an Affiliate hereunder, such Person shall promptly, with written notice to the other Party, assign back to such Party any of its rights and obligations hereunder.

(c)          In the event that a Party assigns any of its rights and obligations hereunder to a Third Party, the assigning Party shall, at the request of the non-assigning Party, enter into, or cause such Third Party to enter into, such supplemental agreements pursuant to which such Third Party will expressly assume all of the obligations of the assigning Party hereunder.

(d)          This Agreement inures to the benefit of and is binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

10.5        Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.6        Amendment

Except as expressly provided in the last sentence of the penultimate paragraph of Section 2.1, no amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be bound thereby.

10.7        No Benefit to Third Parties

The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and, except for the rights of Purchaser Indemnified Parties and Seller Indemnified Parties under Article 9, they shall not be construed as conferring any rights on any other Persons.

10.8        Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together constitute one and the same agreement.

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IN WITNESS OF WHICH, the Parties have executed this Asset Purchase Agreement as of the date first set forth above.

VALEANT PHARMACEUTICALS NORTH AMERICA, LLC

By:	/s/ Ari Kellen
Print:	Ari Kellen
Title:	EVP

VALEANT PHARMACEUTICALS LUXEMBOURG SARL

By:	/s/ Kuy Ly Ang	By:	/s/ Michael Kennan
Print:	Kuy Ly Ang	Print:	Michael Kennan
Title:	Manager	Title:	Manager

IGI LABORATORIES, INC.

By:	/s/ Jason Grenfell-Gardner
Print:	Jason Grenfell-Gardner
Title:	President and Chief Executive Officer

Signature page to

Asset Purchase Agreement dated as of September 30, 2014